Exhibit 99.1

MRC Global Announces Third Quarter 2021 Results

Sales of $685 million

Net loss attributable to common stockholders of ($17) million

Adjusted net income attributable to common stockholders of $8 million

Adjusted EBITDA of $39 million or 5.7%, both the highest in two years

Houston, TX – November 8, 2021 – MRC Global Inc. (NYSE: MRC), the leading global distributor of pipe, valves and fittings and infrastructure products and services to diversified end-markets, today announced third quarter 2021 results.

The company’s sales were $685 million for the third quarter of 2021, which was consistent with the second quarter of 2021 but 17% higher than the third quarter of 2020. Sequentially, the U.S. segment experienced modest growth led by the downstream, industrial and energy transition (DIET) sector offset by the International segment, which declined due to delayed maintenance, repairs and operations (MRO) and project activity. As compared to the third quarter of 2020, broad economic recovery drove improvement in sales across all sectors.

Net loss attributable to common stockholders for the third quarter of 2021 was ($17) million, or ($0.21) per diluted share, as compared to the third quarter of 2020 net loss of ($3) million, or ($0.04) per diluted share.

Rob Saltiel, MRC Global’s president and chief executive officer stated, “Our third quarter results reflect solid execution and good cost control as we achieved adjusted EBITDA margins of 5.7%, the highest for our company in two years. Our U.S. business grew 2% sequentially while our International segment experienced revenue declines due to delayed MRO and project activity. We expect double-digit revenue growth next year based on our growing backlog and increased customer activity.”

MRC Global’s third quarter of 2021 gross profit was $95 million, or 13.9% of sales, as compared to the third quarter of 2020 gross profit of $114 million, or 19.5% of sales. Gross profit for the third quarter of 2021 includes $32 million of expense in cost of sales relating to the use of the last-in, first-out (LIFO) method of inventory cost accounting as compared to the third quarter of 2020, which reduced cost of sales by $11 million. Adjusted gross profit, which excludes the impact of LIFO was $137 million, or 20.0% of revenue, for the third quarter of 2021 and was $115 million, or 19.7% of revenue, for the third quarter of 2020.

Please refer to the reconciliation of non-GAAP measures (adjusted gross profit, adjusted SG&A, adjusted EBITDA) to GAAP measures (gross profit, SG&A, net income) in this release.

Selling, general and administrative (SG&A) expenses were $102 million, or 14.9% of sales, for the third quarter of 2021 compared to $100 million, or 17.1% of sales, for the same period in 2020. Adjusted SG&A of $97 million for the third quarter of 2020 excludes $3 million of severance costs and the recovery of supplier bad debt.

An income tax benefit of $2 million was generated in the third quarter of 2021, with an effective tax rate of 15%, as compared to income tax expense of $5 million for the third quarter of 2020. The company’s rates generally differ from the U.S. federal statutory rate of 21% as a result of state income taxes and differing foreign income tax rates.

Sales by Geographic Segment

U.S. sales in the third quarter of 2021 were $570 million, up $107 million, or 23%, from the same quarter in 2020. The gas utilities sector led the U.S. increase followed by the upstream production sector. The gas utilities sector revenue increased $63 million, or 31%, driven by the implementation of a new customer contract, increased activity levels as pandemic restrictions eased, and continued execution of our customers' integrity upgrade programs. Upstream production sector sales increased by $21 million, or 34%, primarily due to increased customer spending, recovery from the pandemic and an increase in well completions. DIET sector sales increased $12 million, or 9%, from additional turnaround project spending and increased activity associated with recovery from the pandemic. Midstream pipeline sector sales improved $11 million, or 17%, driven by smaller pipeline projects as well as gathering and processing projects from increased completion activity.

Canada sales in the third quarter of 2021 were $30 million, up $3 million, or 11%, from the same quarter in 2020, driven by a stronger Canadian dollar and an improvement in the DIET sector as scheduled maintenance activity increased.

International sales in the third quarter of 2021 were $85 million, down $10 million, or 11%, from the same period in 2020 driven by the net effect of non-recurring projects primarily in the upstream sector, partially offset by stronger foreign currencies.

Sales by End-Market Sector

Gas utilities sector sales in the third quarter of 2021 were $271 million, or 40% of total sales, an increase of $63 million, or 30%, from the third quarter of 2020, driven by the U.S. segment. Sequentially, the gas utilities sector grew $2 million, or 1%, primarily related to a general increase in activity, integrity and modernization projects and continued growth with a new customer.

Downstream, industrial and energy transition sector sales in the third quarter of 2021 were $197 million, or 29% of total sales, an increase of $12 million, or 6%, from the third quarter of 2020. The increase in DIET sector sales was driven by the U.S. segment. Sequentially, sales in this sector were up $6 million, or 3% on increased refinery turnarounds and biodiesel projects in the U.S.

Upstream production sector sales in the third quarter of 2021 were $132 million, or 19% of total sales, an improvement of $14 million, or 12%, from the third quarter of 2020. The increase in upstream production sales was led by the U.S. segment, partially offset by the International segment. Sequentially, upstream production sector sales decreased $11 million, or 8%, driven by the International segment.

Midstream pipeline sector sales in the third quarter of 2021 were $85 million, or 12% of total sales, an increase of $11 million, or 15%, from the third quarter of 2020, driven by the U.S. segment. Sequentially, midstream pipeline sector sales increased $2 million, or 2%, due to maintenance and small projects.

Balance Sheet

Cash used by operations was $31 million in the third quarter of 2021. As of September 30, 2021, the cash balance was $47 million, long-term debt (including current portion) was $325 million, and net debt was $278 million. Availability under the company’s asset-based lending facility was $445 million and available liquidity was $492 million as of September 30, 2021. In September, the company refinanced the asset-based lending facility with similar interest rates and terms to the previous credit agreement and extended the maturity date to 2026.

Please refer to the reconciliation of non-GAAP measures (Net Debt) to GAAP measures (Long-term Debt) in this release.

End-Market Sector Change

Beginning in the third quarter, the Downstream and Industrial end-market sector will be known as the Downstream, Industrial and Energy Transition, or DIET, end-market sector and the company will classify all energy transition MRO and project sales in this sector. This change reflects the growing importance of energy transition and MRC Global's commitment to serve customers in their transition efforts. Currently, this represents a relatively small portion of the company's total revenue, but it is expected to grow with our customer's increasing commitments.

Conference Call

The company will hold a conference call to discuss its third quarter 2021 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on November 9, 2021. To participate in the call, please dial 201-689-8261 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call, live over the Internet, please log onto the web at www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through November 23, 2021 and can be accessed by dialing 201-612-7415 and using pass code 13722130#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global (NYSE: MRC) is the leading global distributor of pipe, valves, fittings (PVF) and infrastructure products and services to diversified end-markets including the gas utilities, downstream, industrial and energy transition, upstream production and midstream pipeline sectors. With over 100 years of experience, MRC Global has provided customers with innovative supply chain solutions, technical product expertise and a robust digital platform from a worldwide network of 220 locations including valve and engineering centers. The company’s unmatched quality assurance program offers 200,000 SKUs from 10,000 suppliers, simplifying the supply chain for over 12,000 customers. Find out more at www.mrcglobal.com

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected,” “intend,” “believes,” "on-track," “well positioned,” “strong position,” “looking forward,” “guidance,” “plans,” “can,” "target," "targeted" and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures, achieving cost savings and cash flow, debt reduction, liquidity, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond MRC Global’s control, including the factors described in the company’s SEC filings that may cause the company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in oil and natural gas prices; decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; U.S. and international general economic conditions; the company's ability to compete successfully with other companies in MRC Global's industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industry sectors the company serves;  unexpected supply shortages;  cost increases by the company's suppliers; the company's lack of long-term contracts with most of its suppliers; suppliers' price reductions of products that the company sells, which could cause the value of the company's inventory to decline;  decreases in steel prices, which could significantly lower MRC Global's profit;  increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower its profit; the company's lack of long-term contracts with many of its customers and the company's lack of contracts with customers that require minimum purchase volumes;  changes in the company's customer and product mix;  risks related to the company's customers' creditworthiness; the success of the company's acquisition strategies;  the potential adverse effects associated with integrating acquisitions into the company's business and whether these acquisitions will yield their intended benefits; the company's significant indebtedness;  the dependence on the company's subsidiaries for cash to meet its obligations;  changes in the company's credit profile;  a decline in demand for certain of the products the company distributes if import restrictions on these products are lifted or imposed; significant substitution of alternative fuels for oil and gas; environmental, health and safety laws and regulations and the interpretation or implementation thereof; the sufficiency of the company's insurance policies to cover losses, including liabilities arising from litigation;  product liability claims against the company;  pending or future asbestos-related claims against the company; the potential loss of key personnel; adverse health events such as a pandemic; interruption in the proper functioning of the company's information systems and the occurrence of cyber security incidents; loss of third-party transportation providers;  potential inability to obtain necessary capital;  risks related to adverse weather events or natural disasters;  impairment of the company’s goodwill or other intangible assets;  adverse changes in political or economic conditions in the countries in which the company operates; exposure to U.S. and international laws and regulations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs; risks associated with international stability and geopolitical developments; risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act; risks related to the company's intention not to pay dividends; and risks arising from compliance with and changes in law in the countries in which we operate, including (among others) changes in tax law, tax rates and interpretation in tax laws.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. MRC Global’s filings and other important information are also available on the Investor Relations page of the company’s website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except shares)

	September 30,	December 31,
	2021	2020

Assets
Current assets:
Cash	$47	$119
Accounts receivable, net	399	319
Inventories, net	471	509
Other current assets	28	19
Total current assets	945	966

Long-term assets:
Operating lease assets	186	200
Property, plant and equipment, net	92	103
Other assets	22	19

Intangible assets:
Goodwill, net	264	264
Other intangible assets, net	210	229
	$1,719	$1,781

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$329	$264
Accrued expenses and other current liabilities	76	94
Operating lease liabilities	33	37
Current portion of long-term debt	2	4
Total current liabilities	440	399

Long-term liabilities:
Long-term debt, net	323	379
Operating lease liabilities	173	187
Deferred income taxes	65	70
Other liabilities	32	41

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized 363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized, 106,882,401 and 106,315,296 issued, respectively	1	1
Additional paid-in capital	1,747	1,739
Retained deficit	(809)	(781)
Less: Treasury stock at cost: 24,216,330 shares	(375)	(375)
Accumulated other comprehensive loss	(233)	(234)
	331	350
	$1,719	$1,781

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2021	2020	2021	2020

Sales	$685	$585	$1,980	$1,981
Cost of sales	590	471	1,670	1,640
Gross profit	95	114	310	341
Selling, general and administrative expenses	102	100	304	352
Goodwill and intangibles impairment	-	-	-	242
Operating (loss) income	(7)	14	6	(253)
Other (expense) income:
Interest expense	(6)	(7)	(18)	(22)
Other, net	-	1	1	(1)
(Loss) income before income taxes	(13)	8	(11)	(276)
Income tax (benefit) expense	(2)	5	(1)	(7)
Net (loss) income	(11)	3	(10)	(269)
Series A preferred stock dividends	6	6	18	18
Net loss attributable to common stockholders	$(17)	$(3)	$(28)	$(287)

Basic loss per common share	$(0.21)	$(0.04)	$(0.34)	$(3.50)
Diluted loss per common share	$(0.21)	$(0.04)	$(0.34)	$(3.50)
Weighted-average common shares, basic	82.7	82.1	82.5	81.9
Weighted-average common shares, diluted	82.7	82.1	82.5	81.9

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Nine Months Ended
	September 30,	September 30,
	2021	2020

Operating activities
Net loss	$(10)	$(269)
Adjustments to reconcile net loss to net cash provided by operations:
Depreciation and amortization	14	15
Amortization of intangibles	18	20
Equity-based compensation expense	10	8
Deferred income tax benefit	(7)	(10)
Amortization of debt issuance costs	1	-
Increase (decrease) in LIFO reserve	47	(20)
Goodwill and intangible asset impairment	-	242
Lease impairment and abandonment	-	15
Inventory-related charges	-	34
Provision for credit losses	-	3
Other	3	3
Changes in operating assets and liabilities:
Accounts receivable	(81)	110
Inventories	(15)	102
Other current assets	(11)	(3)
Accounts payable	68	(63)
Accrued expenses and other current liabilities	(21)	(9)
Net cash provided by operations	16	178

Investing activities
Purchases of property, plant and equipment	(6)	(8)
Other investing activities	2	1
Net cash used in investing activities	(4)	(7)

Financing activities
Payments on revolving credit facilities	(262)	(655)
Proceeds from revolving credit facilities	290	519
Payments on long-term obligations	(87)	(5)
Debt issuance costs paid	(3)	-
Dividends paid on preferred stock	(18)	(18)
Repurchases of shares to satisfy tax withholdings	(2)	(3)
Net cash used in financing activities	(82)	(162)

(Decrease) increase in cash	(70)	9
Effect of foreign exchange rate on cash	(2)	(1)
Cash -- beginning of period	119	32
Cash -- end of period	$47	$40

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Disaggregated Sales by Segment and Sector

Three Months Ended
September 30,
	U.S.	Canada	International	Total
2021
Gas utilities	$269	$2	$-	$271
Downstream, industrial & energy transition	143	6	48	197
Upstream production	82	18	32	132
Midstream pipeline	76	4	5	85
	$570	$30	$85	$685
2020
Gas utilities	$206	$2	$-	$208
Downstream, industrial & energy transition	131	4	50	185
Upstream production	61	17	40	118
Midstream pipeline	65	4	5	74
	$463	$27	$95	$585

Nine Months Ended
September 30,
	U.S.	Canada	International	Total
2021
Gas utilities	$745	$5	$-	$750
Downstream, industrial & energy transition	417	15	150	582
Upstream production	231	62	109	402
Midstream pipeline	219	10	17	246
	$1,612	$92	$276	$1,980
2020
Gas utilities	$605	$10	$-	$615
Downstream, industrial & energy transition	447	12	153	612
Upstream production	266	72	136	474
Midstream pipeline	257	11	12	280
	$1,575	$105	$301	$1,981

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Sales by Product Line

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
Type	2021	2020	2021	2020
Line pipe	$103	$63	$268	$243
Carbon fittings and flanges	96	76	269	264
Total carbon pipe, fittings and flanges	199	139	537	507
Valves, automation, measurement and instrumentation	230	230	714	802
Gas products	169	131	465	379
Stainless steel and alloy pipe and fittings	35	29	100	96
General products	52	56	164	197
	$685	$585	$1,980	$1,981

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Gross Profit to Adjusted Gross Profit (a non-GAAP measure)

(in millions)

	Three Months Ended
	September 30,	Percentage	September 30,	Percentage
	2021	of Revenue*	2020	of Revenue

Gross profit, as reported	$95	13.9%	$114	19.5%
Depreciation and amortization	4	0.6%	5	0.9%
Amortization of intangibles	6	0.9%	7	1.2%
Increase (decrease) in LIFO reserve	32	4.7%	(11)	(1.9)%
Adjusted Gross Profit	$137	20.0%	$115	19.7%

	Nine Months Ended
	September 30,	Percentage	September 30,	Percentage
	2021	of Revenue*	2020	of Revenue

Gross profit, as reported	$310	15.7%	$341	17.2%
Depreciation and amortization	14	0.7%	15	0.8%
Amortization of intangibles	18	0.9%	20	1.0%
Increase (decrease) in LIFO reserve	47	2.4%	(20)	(1.0)%
Inventory-related charges (1)	-	0.0%	34	1.7%
Adjusted Gross Profit	$389	19.6%	$390	19.7%

Notes to above:

* Does not foot due to rounding

(1)

Non-cash charges (pre-tax) for inventory recorded in cost of goods sold. Charges of $19 million in the U.S. and $1 million in Canada relate to excess and obsolete inventory as a result of the market outlook for certain products. International segment charges of $14 million relate to increased reserves for excess and obsolete inventory as well as the exit of the Thailand business.

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, plus inventory-related charges and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Selling, General and Administrative Expenses to

Adjusted Selling, General and Administrative Expenses (a non-GAAP measure)

(in millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2021	2020	2021	2020

Selling, general and administrative expenses	$102	$100	$304	$352
Severance and restructuring (1)	-	(5)	-	(12)
Facility closures (2)	-	-	(1)	(15)
Recovery of supplier bad debt (3)	-	2	-	2
Employee separation (4)	-	-	(2)	-
Adjusted Selling, general and administrative expenses	$102	$97	$301	$327

Notes to above:

(1)	Charges (pre-tax) related to employee severance and restructuring charges associated with the company’s cost reduction initiatives in 2020 recorded in SG&A. Charges of $5 million were recorded in the third quarter of 2020 with $3 million in the International segment, $1 million in the U.S. segment and $1 million in the Canada segment. Charges of $7 million were recorded in the second quarter 2020 with $6 million in the U.S. segment and $1 million in the International segment.
(2)

2021: Charges (pre-tax) $1 million associated with the exit of the Korea business recorded in the International segment. 2020: Charges (pre-tax) of $15 million for lease impairments and abandonments related to facility closures, substantially non-cash, recorded in SG&A. $12 million is recorded in the International segment, $2 million in the U.S. segment and $1 million in the Canada segment.

(3)	Income (pre-tax) related to the collection of a product claim from a foreign supplier.
(4)	Charges (pre-tax) related to employee separation of which $1 million is non-cash share-based compensation.

The company defines Adjusted Selling, general and administrative (SG&A) expenses as SG&A, less severance and restructuring expenses, employee separation costs, facility closures plus the recovery of supplier bad debt. The company presents Adjusted SG&A because the company believes it is a useful indicator of the company’s operating performance without regard to items that can vary substantially from company to company. Among other things, Adjusted SG&A measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. The company uses Adjusted SG&A as a key performance indicator in managing its business. The company believes that SG&A is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted SG&A.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net (Loss) Income to Adjusted EBITDA (a non-GAAP measure)

(in millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2021	2020	2021	2020

Net (loss) income	$(11)	$3	$(10)	$(269)
Income tax (benefit) expense	(2)	5	(1)	(7)
Interest expense	6	7	18	22
Depreciation and amortization	4	5	14	15
Amortization of intangibles	6	7	18	20
Goodwill and intangible asset impairment (1)	-	-	-	242
Inventory-related charges (2)	-	-	-	34
Facility closures (3)	-	-	-	18
Severance and restructuring (4)	-	5	-	12
Employee separation (5)	-	-	1	-
Increase (decrease) in LIFO reserve	32	(11)	47	(20)
Equity-based compensation expense (6)	3	3	10	8
Gain on early extinguishment of debt (7)	-	-	-	(1)
Recovery of supplier bad debt (8)	-	(2)	-	(2)
Foreign currency losses	1	2	2	3
Adjusted EBITDA	$39	$24	$99	$75

Notes to above:

(1)	Non-cash charges (pre-tax) for the impairment of $217 million for goodwill and $25 million for the U.S. intangible, indefinite-lived tradename asset. The goodwill impairment consisted of $177 million for the U.S. segment and $40 million for the International segment, resulting in a $0 balance for the International segment.
(2)	Non-cash charges (pre-tax) for inventory recorded in cost of goods sold. Charges of $19 million in the U.S. and $1 million in Canada relate to excess and obsolete inventory as a result of the current market outlook for certain products. International segment charges of $14 million relate to increased reserves for excess and obsolete inventory as well as the exit of the Thailand business.
(3)

2021: Charges (pre-tax) $1 million associated with the exit of the Korea business recorded in the International segment. 2020: Charges (pre-tax) of $15 million for lease impairments and abandonments related to facility closures, substantially non-cash, recorded in SG&A. $12 million is recorded in the International segment, $2 million in the U.S. segment and $1 million in the Canada segment. Also included are $3 million of non-cash (pre-tax) charges for the write-down of assets for facilities in Canada ($2 million) and International, recorded in Other expense.

(4)	Charges (pre-tax) related to employee severance and restructuring charges associated with the company’s cost reduction initiatives recorded in SG&A. Charges of $5 million were recorded in the third quarter of 2020 with $3 million in the International segment, $1 million in the U.S. segment and $1 million in the Canada segment. Charges of $7 million were recorded in the second quarter 2020 with $6 million in the U.S. segment and $1 million in the International segment.
(5)	Charges (pre-tax) recorded in SG&A. $2 million relates to employee separation, of which, $1 million is recorded in equity-based compensation expense, in the first quarter of 2021.
(6)	Recorded in SG&A
(7)	Gain (pre-tax) related to the purchase of the Term Loan recorded in Other, net.
(8)	Income (pre-tax) recorded in SG&A related to the collection of a product claim from a foreign supplier.

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments and asset impairments, including intangible assets and inventory) and plus or minus the impact of its LIFO inventory costing methodology.  The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Loss Attributable to Common Stockholders to

Adjusted Net Income (Loss) Attributable to Common Stockholders (a non-GAAP measure)

(in millions, except per share amounts)

	September 30, 2021
	Three Months Ended		Nine Months Ended
	Amount	Per Share	Amount	Per Share

Net loss attributable to common stockholders	$(17)	$(0.21)	$(28)	$(0.34)
Increase in LIFO reserve, net of tax	25	0.30	36	0.43
Adjusted net income attributable to common stockholders	$8	$0.09	$8	$0.09

	September 30, 2020
	Three Months Ended		Nine Months Ended
	Amount	Per Share	Amount	Per Share*

Net loss attributable to common stockholders	$(3)	$(0.04)	$(287)	$(3.50)
Goodwill and intangible asset impairment, net of tax (1)	-	-	234	2.86
Inventory-related charges, net of tax (2)	-	-	29	0.35
Facility closures, net of tax (3)	-	-	16	0.20
Severance and restructuring, net of tax (4)	5	0.06	10	0.12
Recovery of supplier bad debt, net of tax (5)	(2)	(0.02)	(2)	(0.02)
Decrease in LIFO reserve, net of tax	(8)	(0.10)	(15)	(0.18)
Adjusted net loss attributable to common stockholders	$(8)	$(0.10)	$(15)	$(0.18)

Notes to above:

* Does not foot due to rounding

(1)

Non-cash charges (after-tax) for the impairment of $215 million for goodwill and $19 million for the U.S. intangible, indefinite-lived tradename asset. The after-tax goodwill impairment consisted of $175 million for the U.S. segment and $40 million for the International segment, resulting in a $0 balance for the International segment.

(2)

Charges (after-tax) for inventory recorded in cost of goods sold. Charges (after-tax) of $15 million in the U.S. relate to excess and obsolete inventory as a result of the current market outlook for certain products. International segment charges (after-tax) of $14 million relate to increased reserves for excess and obsolete inventory as well as the exit of the Thailand business.

(3)

Charges (after-tax) of $14 million for lease impairments and abandonments related to facility closures, substantially non-cash, recorded in SG&A. $11 million is recorded in the International segment, $2 million in the U.S. segment and $1 million in Canada segment, each after-tax. Also includes $2 million of non-cash (after-tax) charges for the write-down of assets for facilities in Canada ($2 million) and International, recorded in Other expense.

(4)

Charges (after-tax) related to employee severance and restructuring charges associated with the company’s cost reduction initiatives recorded in SG&A. Charges of $5 million were recorded in the third quarter 2020 with $3 million in the International segment, $1 million in the U.S. segment and $1 million in the Canada segment. Charges of $5 million were recorded in the second quarter 2020 with $4 million in the U.S. segment and $1 million in the International segment.

(5)	Income (after-tax) recorded in SG&A related to the collection of a product claim from a foreign supplier.

The company defines Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure) as Net Income Attributable to Common Stockholders less after-tax goodwill and intangible impairment, inventory-related charges, facility closures, severance and restructuring, plus or minus the after-tax impact of its LIFO inventory costing methodology. The company presents Adjusted Net Income Attributable to Common Stockholders and related per share amounts because the company believes it provides useful comparisons of the company’s operating results to other companies, including those companies with whom we compete in the distribution of pipe, valves and fittings to the energy industry, without regard to the irregular variations from certain restructuring events not indicative of the on-going business. Those items include goodwill and intangible asset impairments, inventory-related charges, facility closures, severance and restructuring as well as the LIFO inventory costing methodology. The impact of the LIFO inventory costing methodology can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company believes that Net Income Attributable to Common Stockholders is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly compared to Adjusted Net Income Attributable to Common Stockholders.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Long-term Debt to Net Debt (a non-GAAP measure) and the Leverage Ratio Calculation

(in millions)

September 30,
2021

Long-term debt, net	$323
Plus: current portion of long-term debt	2
Long-term debt	325
Less: cash	47
Net Debt	$278

Net Debt	$278
Trailing twelve months adjusted EBITDA	121
Leverage ratio	2.3

Notes to above:

Net Debt and related leverage metrics may be considered non-GAAP measures. We define Net Debt as total long-term debt, including current portion, minus cash. We define our leverage ratio as Net Debt divided by trailing twelve months Adjusted EBITDA. We believe Net Debt is an indicator of the extent to which the company’s outstanding debt obligations could be satisfied by cash on hand and a useful metric for investors to evaluate the company’s leverage position. We believe the leverage ratio is a commonly used metric that management and investors use to assess the borrowing capacity of the company. We believe total long-term debt (including the current portion) is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Net Debt.

# # #